UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2021

AGRIFY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-39946	30-0943453
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

101 Middlesex Turnpike Suite 6, PMB 326 Burlington, MA	01803
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 896-5243

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AGFY	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities

On February 17, 2021, Agrify Corporation (the “Company”) granted ten-year options to purchase an aggregate of 1,050,000 shares of the Company’s common stock pursuant to the Agrify Corporation 2020 Omnibus Equity Incentive Plan (the “Plan”) to its executive officers and directors. The stock options provide for an exercise price per share of $13.84, the closing price of the Company’s common stock on The Nasdaq Capital Market on the date of grant, such exercise price being the fair market value on such date. The stock options will vest in equal monthly installments over 36 months beginning on the one month anniversary of the grant date.

The issuances of the securities referred to above were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were the Company’s employees and directors and received the securities under the Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about the Company.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Matthew S. Kressy as a Director

On February 17, 2021, Matthew S. Kressy resigned his position as a member of the Company’s Board of Directors, effective immediately. The resignation of Mr. Kressy was not due to any disagreement on any matter relating to the Company’s operations, policies or practices. Mr. Kressy will remain an advisor to the Company.

Appointment of Stuart A. Wilcox as a Director

On February 17, 2021, Stuart A. Wilcox was appointed a member of the Company’s Board of Directors, effective as of February 17, 2021, to fill the vacancy existing on the Board pursuant to Mr. Kressy’s resignation to serve until his successor is duly elected and qualified or until his earlier resignation or removal.

Mr. Wilcox, age 60, is a highly accomplished executive with over 30 years of domestic and international experience, including multiple leadership roles in the cannabis industry. Since September 2020, Mr. Wilcox has served as Chairman of the Board of Ora Pharm, an international cannabis company based in New Zealand. He is also a member of the Advisory Board for Revelation Microelectronics, an Atlanta-based horticulture lighting and controls company, and a Managing Partner of NuRevelation, a North Carolina-based biotech company. From August 2017 to August 2020, Mr. Wilcox was the Chief Operating Officer of Curaleaf Holdings, Inc. (CSE: CURA) (OTCQX: CURLF), during which time the company grew into one of the industry’s largest cannabis companies. From September 2015 to October 2017, Mr. Wilcox was the Chief Operating Officer at Hostess Brands, Inc. (NASDAQ:TWNK). Mr. Wilcox has been a strong advocate for cannabis legislation to require product safety certifications for cannabis operators, standardized product testing, and standard operating procedures. He received an undergraduate degree in Engineering from the University of Toledo (Ohio) and a graduate degree from Central Michigan University. The Company believes that Mr. Wilcox’s highly accomplished career as an executive combined with his deep knowledge and experience in the cannabis industry makes him qualified to be a member of the Company’s Board.

There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Wilcox had, or will have, a direct or indirect material interest.

In connection with his appointment to the Board, Mr. Wilcox was granted ten-year options pursuant to the Plan to purchase 50,000 shares of the Company’s common stock at an exercise price per share of $13.84, the closing price of the Company’s common stock on The Nasdaq Capital Market on the date of grant, such exercise price being the fair market value on such date. The stock options will vest in equal monthly installments over 36 months beginning on the one month anniversary of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGRIFY CORPORATION

Date: February 22, 2021	By:	/s/ Niv Krikov
	Name:	Niv Krikov
	Title:	Chief Financial Officer

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